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                                                                   EXHIBIT 10.13

                                                                  EXECUTION COPY

                                             (Replaces Agreement dated 08/19/94)


                          CONSULTING AGREEMENT made as of September 30, 1994, by
                    and between Hills Department Store Company (the "Company"), a Delaware corporation having its principal office at 15
                    Dan Road, Canton, Massachusetts ("Principal Office"), and a subsidiary of Hills Stores Company, a Delaware corporation having its principal office at the Principal Office, and the person ("Consultant") set forth on the signature page hereof, who resides at the address specified in Schedule A.

            WHEREAS, Consultant is presently retained by the Company, pursuant to a consulting agreement with the Company, with the title and in the position specified in Schedule A (such title and position, the "Advisory Position"); and

            WHEREAS, the Company desires to secure the continued service of Consultant in such Advisory Position, and Consultant is willing to continue to provide such services; and

            WHEREAS, both the Consultant and the Company acknowledge and agree that it is in their best interests to modify and amend certain of the terms, provisions and conditions of the existing consulting agreement and to execute a new consulting agreement as so modified and amended.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Company and Consultant agree as follows:

            SECTION 1. ENGAGEMENT. The Company hereby agrees to continue to engage Consultant in the Advisory Position, and Consultant hereby accepts such engagement. The Consultant agrees to commit not less than two-thirds (2/3) of his professional time commitments (determined on an annual basis) to providing services to the Company hereunder.

            SECTION 2. TERM. The engagement of Consultant by the Company as provided in Section 1 shall continue to and include the date specified in Schedule A (including any extension, the "Term") unless further extended or earlier terminated as hereinafter provided. The Term shall automatically be extended for successive one (1) year periods unless either party gives at least ninety (90) days advance written notice before the end of the Term of its intention not to extend the Term for said additional one (1) year.

            SECTION 3. POSITION AND AUTHORITY. Consultant shall continue to be engaged by the Company in the Advisory Position and shall have the responsibilities and authority specified in Schedule A; PROVIDED, HOWEVER, that the Company shall have the right to make reasonable changes in the Consultant's responsibilities and authority to comport with business necessities as long as there is not a significant diminution in the Consultant's responsibilities and authority (such responsibilities and authority, the "Consultant's Authority").

            SECTION 4. PLACE OF PERFORMANCE. Consultant may not, without Consultant's consent, be required to perform Consultant's duties at any location that is more than fifty (50) miles from the Company's Principal Office, or its field office headquarters in Aliquippa, Pennsylvania, except for

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necessary travel on the Company's business to an extent substantially consistent with present business travel obligations.

            SECTION 5.  COMPENSATION AND EXPENSES.   (a)  SALARY. Consultant
shall receive the base salary specified in Schedule A. Consultant will be paid in equal monthly installments on the 15th day of each month or, if such day is not a business day, on the immediately preceding business day. Base salary shall be reviewed on an annual basis. There shall be no decrease in base salary during the Term.

            (b) BONUSES. Consultant shall receive the bonuses specified in Schedule A, upon the terms and conditions specified in Schedule A. Such bonuses shall be paid to Consultant within sixty (60) days after the end of each of the Company's fiscal years during the term of this Agreement.

            (c) BENEFITS. Except as provided in Section 5(b), Consultant shall not be entitled to participate in any benefit plans or programs of the Company.

            (d) EXPENSES. The Company shall reimburse Consultant for all reasonable out-of-pocket expenses incurred by Consultant in connection with the business of the Company and in performance of Consultant's duties under this Agreement.

            SECTION 6. TERMINATION BY THE COMPANY. The Company shall have the right to terminate Consultant's engagement at any time for "Cause". For purposes of this Agreement, "Cause" shall mean (a) termination by action of a majority of the members of the Company's Board of Directors, acting on the written opinion of counsel, because of Consultant's willful and continued refusal, without proper cause, to perform substantially Consultant's duties under this Agreement; or (b) the conviction of Consultant of a felony or an act of fraud or embezzlement against the Company or any of its divisions, subsidiaries of affiliates (which through lapse of time or otherwise is not subject to appeal). Such termination shall be effected by written notice thereof, personally hand delivered by the Company to Consultant, and, except as hereinafter provided, shall be effective as of the thirtieth (30th) calendar day after such notice; provided, however, that if within such thirty (30) calendar day period Consultant shall cease Consultant's refusal and shall use Consultant's best efforts to perform such obligations, the termination shall not be effective.

            SECTION 7. TERMINATION BY DEATH. In the event Consultant dies during the Term, Consultant's engagement shall terminate (effective on the date of Consultant's death) and the provisions of Section 10 shall be applicable.

            SECTION 8. TERMINATION BY DISABILITY. In the event that Consultant suffers a disability which prevents Consultant from substantially performing Consultant's duties under this Agreement for a period of at least one hundred eighty (180) consecutive or nonconsecutive calendar days within any three hundred sixty-five (365) calendar day period, the Company shall have the right, after such one hundred eighty (180) calendar day period has elapsed, to terminate Consultant's engagement hereunder upon thirty (30) calendar days written notice to Consultant and the provisions of Section 10 shall be applicable.

            SECTION 9. TERMINATION BY CONSULTANT. Notwithstanding any other provision of this Agreement, Consultant may terminate Consultant's engagement either (i) in the event of a Change in Control or (ii) by written notice served upon the Company within thirty (30) calendar days after Consultant has knowledge of an event constituting "Good Reason."

                 For purposes of this Agreement, the term "Change in Control" shall mean either (i) that,

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after the date hereof, any person (an "Acquiring Person"), together with its affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, or any successor rule thereto) shall become the beneficial owner (as defined in Rule 13d- 3 under the Securities and Exchange
Act), including by merger or otherwise, of more than fifty percent (50%) of the total voting power of all classes of voting stock of the Company or (ii) that one or more Acquiring Persons has succeeded as the result of or in response to actual or threatened election contests, whether by settlement or otherwise, in having elected to the Board of Directors of the Company, whether at one time or on a cumulative basis, a sufficient number of its nominees to constitute (x) more than thirty percent (30%) of the members of the Company's Board of Directors, rounded down to the nearest whole number, if the number of directors on the Company's Board is eight or less, or (y) more than forty percent (40%) of the members of the Company's Board, rounded down to the nearest whole number, if the number of directors on the Company's Board is nine or more.

         For purposes of this Agreement, the term "Good Reason" shall mean:

                 (i) any action by the Company which results in a diminution in the Advisory Position or in the Consultant's Authority except for the actions permitted to be made by the Company in Section 3 above;


                 (ii) any failure by the Company to timely pay the amounts or provide the benefits described in Section 5 of this Agreement, other than an isolated failure not occurring in bad faith and which is remedied promptly after receipt of written notice thereof given by Consultant;

                 (iii) a material breach by the Company of any of the provisions of this Agreement which failure or breach shall have continued for thirty (30) days after written notice from you to the Company specifying the nature of such failure or breach; or

                 (iv) any action by the Company that would result in a violation of Section 4.

                 SECTION 10. EFFECT OF TERMINATION. (a) FOR CAUSE; WITHOUT GOOD REASON AND NO CHANGE IN CONTROL; AND DEATH. In the event of termination of this Agreement (i) by the Company for Cause, (ii) by Consultant without Good Reason or Change in Control or (iii) by reason of the death of the Consultant, the Company shall pay Consultant (or Consultant's beneficiary in the event of the Consultant's death) any base salary or other compensation earned (and a pro rata portion of the bonus payable with respect to the year in which termination occurred) but not paid to Consultant prior to the effective date of such termination and, in the case of termination by reason of death, the Company shall pay Consultant's beneficiary (i) the base salary that Consultant would have earned for a period of six (6) months following his death plus (ii) a pro rata portion of any bonuses or other incentive compensation that Consultant would have earned if he had been engaged for the full fiscal year in which he died payable at the time of payment of similar bonuses made to senior executives of the Company, plus (iii) any death benefits that Consultant is entitled to under the Company's policies in effect on Consultant's date of death.

                 (b)  WITHOUT CAUSE; NON-EXTENSION OF TERM; FOR GOOD REASON.
In the event of (i) termination of this Agreement by the Company other than for Cause, (ii) delivery of notice by the Company to prevent the automatic extension of the Term pursuant to Section 2 or (iii) termination of this Agreement by Consultant for Good Reason without a Change in Control, the Company shall pay Consultant, in a lump sum within thirty (30) days after termination under this Section 10(b), the sum of


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(A) the amount described in Section 10(a) of this Agreement (other than the payments to be paid in case of termination by death), and (B) the amount equal to two times (x) the Consultant's annual base salary in effect at the time of termination under this Section 10(b), and the Company shall continue during the Term all of the benefits and perquisites set forth in Sections 5(c) and (e).

                 (c) CHANGE IN CONTROL (OTHER THAN AN APPROVED CHANGE IN CONTROL). In the event of termination of this Agreement by Consultant within one (1) year after a Change in Control (other than an Approved Change in Control), the Company shall pay Consultant, in a lump sum payment within thirty
(30) days after termination under this Section 10(c), the sum of (A) the amount described in Section 10(a) of this Agreement (other than the payments to be made in case of termination by death), and (B) the amount equal to three (3x) times Consultant's Annual Compensation, and the Company shall continue during the Term all of the benefits set forth in Section 5(c).

                 For purposes of this Agreement, the term "Approved Change in Control" shall mean a Change of Control that has occurred with the prior approval of a majority of the Continuing Directors and the term "Continuing Director" shall mean any member of the Board of Directors of the Company who is not an Acquiring Person or a nominee or representative of an Acquiring Person or of any affiliate or associate of an Acquiring Person and any successor to a Continuing Director who was recommended for election or elected to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors of the Company.

                 During the term of this Agreement as specified in the amended Schedule A, for purposes of this Section 10(c) of this Agreement the term "Consultant's Annual Compensation" shall mean (i) the sum of (A) the Consultant's base salary for 1994 and (B) any bonus compensation to which Consultant would have been entitled if Consultant continued to be engaged under this Agreement to the end of 1994 (assuming that all Company and individual performance goals and objectives had been achieved pursuant to Section 5(b)), provided that if the Consultant's base salary or bonus compensation is increased after 1994 following significant changes in the Consultant's responsibilities the term shall mean the sum of (a) the base salary in effect at the time of termination and (b) any bonus compensation to which Consultant would have been entitled if Consultant had continued to be engaged under this Agreement to the end of the Company's fiscal year in which his engagement terminated (assuming that all Company and Individual performance goals and objectives had been achieved pursuant to Section 5(b)). If the Agreement is extended at the end of the present term of the Agreement, "Consultant's Annual Compensation" shall mean (ii) the sum of (A) the base salary in effect at the time of termination and (B) any bonus compensation to which Consultant would have been entitled if Consultant had continued to be engaged under this Agreement to the end of the Company's fiscal year in which his engagement terminated (assuming that all Company and Individual performance goals and objectives had been achieved pursuant to Section 5(b)).

                 (d) WITH GOOD REASON FOLLOWING AN APPROVED CHANGE IN CONTROL. In the event of termination of this Agreement by Consultant with Good Reason within one (1) year after an Approved Change in Control, the Company shall pay Consultant, in a lump sum payment within thirty (30) days after termination under this Section 10(c), the sum of (A) the amount described in Section 10(a) of this Agreement (other than the payments to be made in case of termination by death), (B) the amount equal to three (3x) times the sum of (i) Consultant's annual base salary in effect at the time of termination, and (ii) any bonus compensation to which Consultant would have been entitled if Consultant had continued to be engaged under this Agreement to the end of the Company's fiscal year in which his engagement terminated (assuming that all Company and individual performance goals and objectives had been


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achieved pursuant to Section 5(b)).

             (e) DISABILITY. In the event of termination of this Agreement by reason of disability, the Company shall continue to pay Consultant's base salary at the time of such termination for the remainder of the Term, reduced by the maximum amount of salary which may be insured under the Company's Long Term Disability Plan at the time of disability.


             SECTION 11. EXCISE TAXES. In the event that Consultant shall have imposed upon him the tax which is imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or by any successor provision, by reason of any payment or benefit which Consultant has received under this Agreement, the Company shall pay as additional compensation to Consultant that amount which, after taking into account all taxes (including any tax which shall be imposed by Code Section 4999) imposed upon such amount by any federal, state or local government, shall be equal to the amount of said tax imposed by Code Section 4999.

             SECTION 12. ACCELERATION AND EXPIRATION OF OPTIONS. Any options to purchase capital stock of the Company ("Options") granted by the Company to Consultant that have not yet become exercisable shall become exercisable upon the earliest to occur of (a) the termination of Consultant's engagement as a result of Consultant's death or disability; (b) the termination by Consultant with Good Reason; or the termination by Consultant after a Change in Control (other than an Approved Change in Control). Notwithstanding the foregoing, all Options, whether currently exercisable or not, shall expire and cease to be exercisable as follows:

             (a) if the Company terminates Consultant's engagement for Cause, immediately upon the effective date of such termination;

             (b) if Consultant terminates Consultant's engagement with the Company other than for Good Reason, a Change in Control, death, or disability, immediately upon the effective date of such termination;

             (c) if Consultant terminates Consultant's engagement with the Company with Good Reason or after a Change in Control (other than an Approved Change in Control), ninety (90) days after the effective date of such termination (but in no event later than the date the Term would expire without giving effect to any automatic renewal);

             (d) if Consultant dies while engaged by the Company, six (6) calendar months after Consultant's death (but in no event later than the date the Term would expire without giving effect to any automatic renewal); and

             (e) if Consultant's engagement is terminated as a result of disability, six (6) calendar months after the effective date of such termination (but in no event later than the date the Term would expire without giving effect to any automatic renewal).

             SECTION 13. NO MITIGATION; NO OFFSET. Consultant shall be under no obligation to mitigate damages or the amount of any payment provided for under this Agreement by seeking other engagement or otherwise and there shall be no offset against amounts due Consultant under this Agreement on account of any remuneration attributable to any subsequent engagement that Consultant may obtain.

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             SECTION 14.  COVENANTS OF CONSULTANT.  (a) Consultant
recognizes that the knowledge of, information concerning and relationship with customers, suppliers and agents, and the knowledge of the Company's business methods, systems, plans and policies which Consultant will establish, receive or obtain as a consultant to the Company, are valuable and unique assets of the business of the Company. Consultant will not, during or within two (2) years after the Term, disclose any such knowledge or information pertaining to the Company, its customers, suppliers, agents, policies or other aspects of its business, for any reason or purpose, whatsoever except pursuant to Consultant's duties hereunder or as otherwise authorized by the Company in writing. The foregoing restriction shall not apply, following termination of Consultant's engagement hereunder, to knowledge or information which (i) is in or enters the public domain without violation of this Agreement or other obligations of confidentiality by Consultant or his agents or representatives, (ii) Consultant can demonstrate was in his possession on a nonconfidential basis prior to the commencement of his engagement with the Company, or (iii) Consultant can demonstrate was received or obtained by him on a non-confidential basis from a third party who did not acquire it wrongfully or under an obligation of confidentiality, subsequent to the termination of his engagement hereunder.

             (b) All memoranda, notes, records or other documents made or compiled by Consultant or made available to Consultant while engaged concerning customers, suppliers, agents or personnel of the Company, or the Company's business methods, systems, plans and policies, shall be the Company's property and shall be delivered to the Company on termination of Consultant's engagement or at any other time on request.

             (c)  During the term of Consultant's engagement and for two
(2) years thereafter, Consultant shall not, except pursuant to and in furtherance of his duties hereunder, directly or indirectly solicit or initiate contact with any employee of the Company with a view to inducing or encouraging such employee to leave the employ of the Company for the purpose of being hired by Consultant, an employer affiliated with him or any competitor of the Company.

             (d) Consultant acknowledges that the provisions of this section are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, Consultant agrees that, in addition to any other relief to which the Company may be entitled in the form of actual or punitive damages, the Company shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction for the purposes of restraining Consultant from any actual or threatened breach of such covenants.

             (e) In the event that, following the termination of this Agreement, Consultant is entitled to receive any further payments other than for compensation or other amounts accrued prior to termination or expiration of this Agreement, such payments shall nonetheless cease and the Company shall no longer be obligated to make such payments if there is a material breach of any of the covenants in this section and Consultant shall forthwith upon demand of the Company repay any such amounts paid to Consultant subsequent to the date such breach occurred.

             SECTION 15. INDEMNIFICATION. Throughout the Term and thereafter, the Company shall indemnify Consultant to the fullest extent not prohibited by law against any and all expenses, fees (including reasonable legal fees), liabilities and obligations of any nature whatsoever paid or incurred by Consultant in connection with any suit, proceeding, inquiry, hearing or investigation arising out of or related to (a) the fact that Consultant is or was an employee, officer, director, or agent of, or consultant to, the Company, (b) anything done or not done by Consultant in any such capacity, or (c) enforcement of the terms of this Agreement. Such indemnification shall be paid upon the submission of invoices,


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records or other evidence of the expenses, fees liabilities or obligations accrued or incurred.

            SECTION 16. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the subject matter thereof, and, subject to the provisions of Section 21, supersedes and replaces in its entirety any and all prior agreements of the parties with respect to the subject matter thereof, including, without limitation, the existing Consulting Agreement dated August 19, 1994, between Consultant and Hills Department Store Company, including without limitation the renewal and termination provisions thereof and cannot be changed or extended except by a writing signed by both parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, executors, heirs, administrators, successors and assigns.

             SECTION 17. GOVERNING LAW. This Agreement and all matters and issues collateral thereto shall be governed by the laws of The Commonwealth of Massachusetts applicable to contracts performed entirely therein.

             SECTION 18.  SEVERABILITY.  If any provision of this
Agreement, as applied to either party or to any circumstance, shall be adjudged by a court to be void and unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability thereof.

             SECTION 19. NOTICES. All notices or other communications hereunder shall be given in writing and shall be deemed given if served personally or mailed by registered or certified mail, return receipt requested, to the parties at their respective addresses above indicated, or at such other address or addresses as they may hereafter designate in writing.

             SECTION 20. EFFECTIVE DATE. This Agreement shall become effective as of the date set forth below, provided that the Stipulation of Settlement contemplated by the Company's Memorandum of Understanding signed September 30, 1994 settling the Joseph H. Weiss class action and derivative suit (Case No. 13707) has received final court approval and the Joseph H. Weiss class action and derivative suit has been dismissed with prejudice.


             IN WITNESS WHEREOF, the parties have executed this Agreement on September 30, 1994.




                                         /s/ Norman S. Matthews
                                         --------------------------------------


                                         HILLS DEPARTMENT STORE COMPANY


                                         By: /s/ Michael Bozic
                                         --------------------------------------
                                                 President


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                                                                       09/30/94



                                   Schedule A
                                       to
                              Employment Agreement
                                    Between
                         Hills Department Store Company
                                      and
                                   Consultant


NAME                                   Norman S. Matthews

ADDRESS                                11 Lincoln Lane, Purchase, NY 10577

TITLE OF POSITION                      Consultant to, and Director of, the Company and Hills Stores Company

TERM OF ENGAGEMENT                     December 31, 1996

RESPONSIBILITY
  AND AUTHORITY                        Reports to Board of Directors of the Company and Hills Stores Company

AUTHORITY AND LINE
  OF REPORTING                         Reports to Board of Directors of the Company and Hills Stores Company

BASE SALARY                            $500,000

BONUSES                                50% of base salary if annual goals established by the Board are met




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